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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                         Sterigenics International Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    85915R105
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 29 Pages

CUSIP NO. 85915R105                    13G                          PAGE 2 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures III, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 29 Pages

CUSIP NO. 85915R105                    13G                          PAGE 3 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners III, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 29 Pages

CUSIP NO. 85915R105                    13G                          PAGE 4 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Stamps, Woodsum & Co. III
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Massachusetts general partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 29 Pages

CUSIP NO. 85915R105                    13G                          PAGE 5 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Investors II, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 29 Pages

CUSIP NO. 85915R105                    13G                          PAGE 6 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           E. Roe Stamps, IV
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 29 Pages

CUSIP NO. 85915R105                    13G                          PAGE 7 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Stephen G. Woodsum
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 29 Pages

CUSIP NO. 85915R105                    13G                          PAGE 8 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Gregory M. Avis
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 29 Pages

CUSIP NO. 85915R105                    13G                          PAGE 9 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           John A. Genest
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 29 Pages

CUSIP NO. 85915R105                    13G                         PAGE 10 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Martin J. Mannion
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF    ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 29 Pages

CUSIP NO. 85915R105                    13G                         PAGE 11 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Bruce R. Evans
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF     ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                  0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 29 Pages

CUSIP NO. 85915R105                    13G                         PAGE 12 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas S. Roberts
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF     ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 29 Pages

CUSIP NO. 85915R105                    13G                         PAGE 13 OF 29

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Walter G. Kortschak
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF     ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH       ---------------------------------------------------------------
    REPORTING     7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 29 Pages

                                  Schedule 13G


Item 1(a).  Name of Issuer: Sterigenics International Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            4020 Clipper Court, Freemont, CA  94538

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John
            A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts and Walter G. Kortschak.

            Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P.

            As of December 31, 1998, Ernest K. Jacquet was no longer affiliated with any of the "Entities" (as defined below).

Item 2(b) Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III and Messrs. Stamps, Woodsum, Mannion, Genest, Evans and Roberts is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts and Kortschak is a United States citizen.

Item 2(d).  Title of Class of Securities: Common Stock, $.001 par value

Item 2(e).  CUSIP Number: 85915R105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                               Page 14 of 29 Pages

            Not Applicable.

Item 4.     Ownership.

            Not Applicable

Item 5.     Ownership of Five Percent or Less of a Class.

            [X] Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., and Stamps, Woodsum & Co. III (individually an "Entity" and collectively the "Entities") and Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts and Kortschak may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1998, which is five percent or less of the Common Stock of Sterigenics International Inc.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                               Page 15 of 29 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: February 9, 1999

SUMMIT VENTURES III, L.P.                             *
                                        -----------------------------
                                        E. Roe Stamps, IV
By: Summit Partners III, L.P.

By: Stamps, Woodsum & Co. III                         *
                                        -----------------------------
                                        Stephen G. Woodsum

    By:              *
       -----------------------------
       E. Roe Stamps, IV                              *
       General Partner                  -----------------------------
                                        Gregory M. Avis

SUMMIT INVESTORS II, L.P.
                                                      *
                                        -----------------------------
                                        Martin J. Mannion

By: /s/ John A. Genest
   ---------------------------------
    General Partner                     /s/ John A. Genest
                                        -----------------------------
                                        John A. Genest

SUMMIT PARTNERS III, L.P.
                                                      *
                                        -----------------------------
By: Stamps, Woodsum & Co. III           Bruce R. Evans


    By:              *                                *
       -----------------------------    -----------------------------
       E. Roe Stamps, IV                Walter G. Kortschak
       General Partner

STAMPS, WOODSUM & CO. III                             *
                                        -----------------------------
                                        Thomas S. Roberts


By:               *
   ---------------------------------
   E. Roe Stamps, IV
   General Partner


                               Page 16 of 29 Pages

                                        *By: /s/ John A. Genest
                                            -----------------------------
                                             John A. Genest,
                                             Attorney-in-Fact


----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                               Page 17 of 29 Pages